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                                                                     EXHIBIT 5.1

                                 May 7, 1997

Cardima, Inc.
47266 Benicia Street
Fremont, CA 94538

        REGISTRATION STATEMENT ON FORM S-1; FILE NO. 333-23209
        ------------------------------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 (File No. 333-23209) (the "Registration Statement") filed by you, Cardima, Inc., with the Securities and Exchange Commission on March 13, 1997 in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

        It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We are admitted to practice law only in the State of California, and we express no opinion concerning any laws other than the laws of the State of California and the federal laws of the United States.

        This opinion supercedes, in all respects, our opinion dated April 22, 1997 previously delivered to you and filed as an exhibit to the Registration Statement. We consent to the use if this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                        Very truly yours,

                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ Venture Law Group